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NIKE, INC. REPORTS FISCAL 2019 THIRD QUARTER RESULTS

BEAVERTON, Ore., March 21, 2019 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2019 third quarter ended February 28, 2019. Revenue growth was driven by broad-based strength across all geographies as well as NIKE Direct, led by digital.

“In Q3, our team once again drove strong, healthy growth across NIKE’s complete portfolio,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Our business momentum is being accelerated by our ability to scale innovation at a faster pace and expand new digital consumer experiences around the world.”*

Diluted earnings per share for the quarter was $0.68 driven by strong revenue growth and gross margin expansion, partially offset by higher selling and administrative expenses. In the prior year period, diluted loss per share reflected the enactment of the U.S. Tax Cuts and Jobs Act which has impacted comparability with the current period.

“The Consumer Direct Offense is delivering broad-based growth across all four of our geographies, led by continued momentum in China,” said Andy Campion, Executive Vice President and Chief Financial Officer, NIKE, Inc. “We will continue investing in key capabilities to drive NIKE’s digital transformation and fuel strong profitable growth into next fiscal year and beyond.”*

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 7 percent to $9.6 billion, up 11 percent on a currency-neutral basis.**

◦
Revenues for the NIKE Brand were $9.1 billion, up 12 percent on a currency-neutral basis driven by growth across wholesale and NIKE Direct, categories including Sportswear and Jordan, and continued double-digit growth across footwear and apparel.

◦
Revenues for Converse were $463 million, down 2 percent on a currency-neutral basis, mainly driven by double-digit growth in Asia and digital which was more than offset by declines in the U.S. and Europe.

•
Gross margin increased 130 basis points to 45.1 percent primarily driven by higher average selling prices, favorable changes in foreign currency exchange rates and growth in NIKE Direct, partially offset by higher product costs.

•
Selling and administrative expense increased 12 percent to $3.1 billion. Demand creation expense was $865 million, flat to prior year. Operating overhead expense increased 17 percent to $2.2 billion driven primarily by wage-related expenses, which reflect critical investments to drive key transformational initiatives for the Consumer Direct Offense.

•	The effective tax rate was 14.7 percent, compared to 179.5 percent for the same period last year which included one-time charges related to the enactment of the U.S. Tax Cuts and Jobs Act.

•
Net income was $1.1 billion in the third quarter and diluted earnings per share was $0.68 driven by strong revenue growth, gross margin expansion, the lower effective tax rate and a lower average share count, which were slightly offset by higher selling and administrative expenses.

February 28, 2019 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.4 billion, up 1 percent compared to the prior year period, primarily driven by strong demand for key franchises resulting in healthy inventories across all geographies.

•
Cash and equivalents and short-term investments were $4.0 billion, $705 million lower than last year as share repurchases, dividends, and investments in infrastructure more than offset proceeds from net income.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased 9.8 million shares for a total of $754 million. During the quarter, the company completed the four-year, $12 billion program authorized by the Board of Directors in November 2015 and commenced a new four-year, $15 billion share repurchase program which was authorized in June 2018.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2019, to review fiscal third quarter results. The conference call will be broadcast live via webcast and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 28, 2019.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2019	2/28/2018	Change	2/28/2019	2/28/2018	Change
Revenues	$9,611	$8,984	7%	$28,933	$26,608	9%
Cost of sales	5,272	5,046	4%	16,092	15,030	7%
Gross profit	4,339	3,938	10%	12,841	11,578	11%
Gross margin	45.1%	43.8%		44.4%	43.5%

Demand creation expense	865	862	0%	2,739	2,594	6%
Operating overhead expense	2,226	1,905	17%	6,557	5,797	13%
Total selling and administrative expense	3,091	2,767	12%	9,296	8,391	11%
% of revenues	32.2%	30.8%		32.1%	31.5%

Interest expense (income), net	12	13	—	37	42	—
Other (income) expense, net	(55)	(1)	—	(50)	35	—
Income before income taxes	1,291	1,159	11%	3,558	3,110	14%
Income tax expense	190	2,080	-91%	518	2,314	-78%
Effective tax rate	14.7%	179.5%		14.6%	74.4%

NET INCOME (LOSS)	$1,101	$(921)	n/m	$3,040	$796	282%

Earnings (loss) per common share:
Basic	$0.70	$(0.57)	n/m	$1.92	$0.49	292%
Diluted	$0.68	$(0.57)	n/m	$1.87	$0.48	290%

Weighted average common shares outstanding:
Basic	1,572.8	1,623.5		1,582.8	1,629.9
Diluted	1,609.6	1,623.5		1,621.5	1,665.7

Dividends declared per common share	$0.22	$0.20		$0.64	$0.58
n/m - Not meaningful as a result of the net loss incurred for the three months ended February 28, 2018, due to the enactment of the U.S. Tax Cuts and Jobs Act.

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 28,	% Change
(Dollars in millions)	2019	2018
ASSETS
Current assets:
Cash and equivalents	$3,695	$3,662	1%
Short-term investments	351	1,089	-68%
Accounts receivable, net	4,549	3,792	20%
Inventories	5,415	5,366	1%
Prepaid expenses and other current assets	1,786	1,446	24%
Total current assets	15,796	15,355	3%
Property, plant and equipment, net	4,688	4,298	9%
Identifiable intangible assets, net	283	282	0%
Goodwill	154	139	11%
Deferred income taxes and other assets	2,000	2,478	-19%
TOTAL ASSETS	$22,921	$22,552	2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$6	0%
Notes payable	16	11	45%
Accounts payable	2,307	1,961	18%
Accrued liabilities	4,738	3,727	27%
Income taxes payable	214	78	174%
Total current liabilities	7,281	5,783	26%
Long-term debt	3,465	3,469	0%
Deferred income taxes and other liabilities	3,214	3,518	-9%
Redeemable preferred stock	—	—	—
Shareholders’ equity	8,961	9,782	-8%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,921	$22,552	2%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2019	2/28/2018	Change		2/28/2019	2/28/2018	Change
North America
Footwear	$2,509	$2,293	9%	10%	$7,309	$6,797	8%	8%
Apparel	1,173	1,153	2%	2%	3,985	3,731	7%	7%
Equipment	128	125	2%	2%	443	452	-2%	-2%
Total	3,810	3,571	7%	7%	11,737	10,980	7%	7%
Europe, Middle East & Africa
Footwear	1,589	1,489	7%	13%	4,650	4,250	9%	13%
Apparel	750	713	5%	11%	2,374	2,199	8%	11%
Equipment	96	97	-1%	5%	331	327	1%	4%
Total	2,435	2,299	6%	12%	7,355	6,776	9%	12%
Greater China
Footwear	1,115	939	19%	23%	3,095	2,493	24%	26%
Apparel	444	368	21%	26%	1,314	1,074	22%	24%
Equipment	29	29	0%	8%	102	99	3%	5%
Total	1,588	1,336	19%	24%	4,511	3,666	23%	25%
Asia Pacific & Latin America
Footwear	909	884	3%	13%	2,669	2,584	3%	14%
Apparel	340	321	6%	17%	1,032	964	7%	17%
Equipment	58	63	-8%	3%	174	182	-4%	6%
Total	1,307	1,268	3%	14%	3,875	3,730	4%	14%
Global Brand Divisions[2]	8	21	-62%	-57%	33	64	-48%	-49%
TOTAL NIKE BRAND	9,148	8,495	8%	12%	27,511	25,216	9%	12%
Converse	463	483	-4%	-2%	1,415	1,374	3%	4%
Corporate[3]	—	6	—	—	7	18	—	—
TOTAL NIKE, INC. REVENUES	$9,611	$8,984	7%	11%	$28,933	$26,608	9%	11%

TOTAL NIKE BRAND
Footwear	$6,122	$5,605	9%	13%	$17,723	$16,124	10%	13%
Apparel	2,707	2,555	6%	10%	8,705	7,968	9%	12%
Equipment	311	314	-1%	4%	1,050	1,060	-1%	2%
Global Brand Divisions[2]	8	21	-62%	-57%	33	64	-48%	-49%
TOTAL NIKE BRAND REVENUES	$9,148	$8,495	8%	12%	$27,511	$25,216	9%	12%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2019	2/28/2018	Change	2/28/2019	2/28/2018	Change
North America	$916	$840	9%	$2,877	$2,625	10%
Europe, Middle East & Africa	538	417	29%	1,489	1,205	24%
Greater China	639	496	29%	1,702	1,268	34%
Asia Pacific & Latin America	339	298	14%	983	849	16%
Global Brand Divisions[2]	(788)	(649)	-21%	(2,432)	(1,926)	-26%
TOTAL NIKE BRAND	1,644	1,402	17%	4,619	4,021	15%
Converse	79	69	14%	221	206	7%
Corporate[3]	(420)	(299)	-40%	(1,245)	(1,075)	-16%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,303	1,172	11%	3,595	3,152	14%
Interest expense (income), net	12	13	—	37	42	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,291	$1,159	11%	$3,558	$3,110	14%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.